UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 13, 2009

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

(Commission File Number)

65-0783722

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida   33714

(Address of Principal Executive Offices and Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Certain Directors.

World Energy Solutions, Inc. (the “Company”) (OTC BB:WEGY.OB), a Florida corporation focused on energy conservation technologies and environmental sustainability, announced today that Board of Director members George Lauro and David Zazoff have resigned from the Board of Directors on February 9, 2009 and February 13, 2009, respectively.  Directors Mike Prentice and Robert Kratz have been removed from the Board of Directors on February 13, 2009 pursuant to a written consent to shareholder action without a meeting, as authorized by Sections 607.0704 and 607.0808 of the Florida Statutes and the bylaws of the Company.

Item 5.02 Election of Directors.

At a meeting of the Board of Directors of the Company held on February 10, 2009, the Directors voted unanimously in favor of appointing Company Secretary, Jodi L. Crumbliss, to the Board of Directors to fill the director seat vacated by George Lauro.

Ms. Crumbliss has substantial corporate administrative experience which includes employment in customer service for Cox Cable as well as serving as the bookkeeper for a McDonalds franchisee that maintained 12 restaurants.  Ms. Crumbliss also was formerly employed in the banking industry by The Merchant Bank and was employed in public administration with the City of Burlington, Vermont.  Upon moving to Florida, Ms. Crumbliss served as Office Manager for the Arthur Murray Dance Studio in St. Petersburg where she handled and was responsible for all areas of office administration.

Ms. Crumbliss joined Company predecessor, Professional Technical Systems, Inc. in 1990. Her duties and responsibilities have steadily increased since the merger in November 2005.  She manages sales activities for several of the Company’s largest clients and has overall responsibility for customer service activities.  In the last five years, Ms. Crumbliss has served as controller for the Company in addition to her corporate position as Company Secretary.

5.03 Amendments to Articles of Incorporation.

Articles of Amendment to the Articles of Incorporation (the “Amendment”) for the Company were filed with the Florida Department of State, Division of Corporations on February 11, 2009.  The Amendment relates to “ARTICLE IV CAPITAL STOCK” of the Company. The Amendment sets forth the preferences, limitations and relative rights of the various series created from the class of preferred stock previously authorized by the Company’s Articles of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton

Benjamin C. Croxton, Chief Executive Officer

DATED:  February 13, 2009.

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